The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 26, 2016

February 2016 Pricing Supplement No. Registration Statement No. 333-199966 Dated February , 2016 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities
Auto-Callable Securities due March 3, 2021
Based on the Performance of the EURO STOXX 50® Index
Principal at Risk Securities
Auto-Callable Securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  The securities will be automatically redeemed if the closing level of the underlying index on any of the determination dates (other than the final determination date) is greater than or equal to the initial index value, for an early redemption payment that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date), as described below.  At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the initial index value, the payment at maturity due on the securities will correspond to a return of approximately 9.50% per annum (or 2.375% per determination date).  If the final index value is less than the initial index value but greater than or equal to 75% of the initial index value, which we refer to as the downside threshold level, the payment at maturity due on the securities will be the stated principal amount.  If, however, the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than 75% of the stated principal amount of the securities and could be zero.  Accordingly, investors could lose their entire initial investment in the securities.  These securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving an early redemption payment or payment at maturity greater than the stated principal amount, if the underlying index closes at or above the initial index value on a determination date.  The securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., issued as part of JPMorgan Chase & Co.’s Medium-Term Notes, Series E, program.  The initial index value will be determined by reference to the closing level of the underlying index on the strike date and will not be determined by reference to the closing level of the underlying index on the pricing date.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.
SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$
Automatic early redemption:
If, on any of the determination dates (other than the final determination date), the index closing level is greater than or equal to the initial index value, the securities will be automatically redeemed for a cash payment equal to the early redemption payment payable on the applicable redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date, as follows:

• 1st determination date: $10.9500
• 2nd determination date: $11.1875
• 3rd determination date: $11.4250
• 4th determination date: $11.6625
• 5th determination date: $11.9000
• 6th determination date: $12.1375
• 7th determination date: $12.3750
• 8th determination date: $12.6125

• 9th determination date: $12.8500
• 10th determination date: $13.0875
• 11th determination date: $13.3250
• 12th determination date: $13.5625
• 13th determination date: $13.8000
• 14th determination date: $14.0375
• 15th determination date: $14.2750
• 16th determination date: $14.5125

No further payments will be made on the securities once they have been redeemed.
Payment at maturity:	If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
	• If the final index value is greater than or equal to the initial index value:	the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $14.75
	• If the final index value is less than the initial index value but greater than or equal to the downside threshold level:	the stated principal amount
• If the final index value is less than the downside threshold level:
(i) the stated principal amount multiplied by (ii) the index performance factor
Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero.

Index performance factor:	final index value / initial index value
Downside threshold level:	, which is equal to 75% of the initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Strike date:	March 1, 2016
Pricing date:	On or about February , 2016 (expected to price on or about February 29, 2016)
Original issue date (settlement date):	March , 2016 (3 business days after the pricing date)
Maturity date:
March 3, 2021, subject to postponement in the event of for certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.25(2)	$9.70
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.25 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security
If the securities priced today, the estimated value of the securities as determined by JPMS would be approximately $9.61 per $10 stated principal amount security.  JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount security.  See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 8 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information about the Securities” at the end of this document.
Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
Terms continued from previous page:
Initial index value:	The closing level of the underlying index on the strike date. The initial index value is not the closing level of the underlying index on the pricing date.
Final index value:	The closing level of the underlying index of the underlying index on the final determination date
Determination dates:
March 1, 2017, May 29, 2017, August 29, 2017, November 29, 2017, February 28, 2018, May 29, 2018, August 29, 2018, November 29, 2018, February 28, 2019, May 29, 2019, August 29, 2019, November 29, 2019, February 28, 2020, May 29, 2020, August 31, 2020, November 30, 2020 and February 26, 2021, subject to postponement for non-trading days and certain market disruption events

Redemption dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date
CUSIP/ISIN:	48128B507 / US48128B5075
Listing:	The securities will not be listed on any securities exchange.

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
Investment Summary
The Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index, which we refer to as the securities, provide an opportunity for investors to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date) of the stated principal amount per security.  If the closing level of the underlying index is greater than or equal to the initial index value on any determination date (other than the final determination date), the securities will be automatically redeemed for a payment equal to the early redemption payment payable on the applicable redemption date.
If the securities have not been automatically redeemed prior to maturity and if the final index value is greater than or equal to the initial index value, the payment at maturity due on the securities will be an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $14.75.  If the final index value is less than the initial index value but greater than or equal to 75% of the initial index value, which we refer to as the downside threshold level, the payment at maturity due on the securities will be the stated principal amount.  However, if the final index value is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and will receive a payment at maturity that is less than the stated principal amount of the securities and could be zero.  Under these circumstances, the payment at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor, which will be less than 75% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.  In addition, investors will not participate in any appreciation of the underlying index.
Supplemental Terms of the Securities
For purposes of the accompanying product supplement, the underlying index is an “Index.”

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
Key Investment Rationale
The securities do not provide for the regular payment of interest.  The securities offer investors an opportunity to earn an early redemption payment, which is an amount that will increase over the term of the securities and that will correspond to a return of approximately 9.50% per annum (or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date) of the stated principal amount per security if the closing level of the underlying index is greater than or equal to the initial index value on any of the determination dates.  If the securities have not been automatically redeemed prior to maturity and if the final index value is greater than the initial index value, the payment at maturity due on the securities will be an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $14.75.
The following scenarios are for illustrative purposes only to demonstrate how an automatic early redemption or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the securities may or may not be redeemed and the payment at maturity may be less than the stated principal amount of the securities and may be zero.

Scenario 1
On any of the first sixteen determination dates, the closing level of the underlying index is greater than or equal to the initial index value.
▪ The securities will be automatically redeemed for the stated principal amount plus an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date.  No further payments will be made on the securities once they have been redeemed.
▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2
The securities have not been previously redeemed and the final index value is greater than or equal to the initial index value.
▪ The payment due at maturity will be the maturity redemption payment, which is an amount in cash per stated principal amount corresponding to a return of approximately 9.50% per annum, or $14.75.
▪ Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3
The securities have not been previously redeemed and the final index value is less than the initial index value but greater than or equal to the downside threshold level.
▪ The payment due at maturity will be the stated principal amount.

Scenario 4
The securities have not been previously redeemed and the final index value is less than the downside threshold level.
▪ The payment due at maturity will be (i) the stated principal amount multiplied by (ii) the index performance factor.
▪ Investors will lose more than 25% and possibly all of their principal in this scenario.

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
How the Securities Work
The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level of the underlying index and (2) the final index value.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity

For more information about the payment at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 6.

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
Hypothetical Examples
The following hypothetical examples are for illustrative purposes only.  Whether you receive an early redemption payment or the maturity redemption payment, as applicable, will be determined on each determination date.  The actual initial index value and downside threshold level will be provided in the pricing supplement.  Any payment on the securities is subject to the credit risk of JPMorgan Chase & Co.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:
Stated principal amount:	$10 per security
Hypothetical initial index value:	2,800
Hypothetical downside threshold level:	2,100, which is 75% of the hypothetical initial index value
Early redemption payment:
An amount in cash per stated principal amount that increases over the term of the securities, corresponding to a return of approximately 9.50% per annum or 9.50% for the first determination date and increasing by 2.375% for each subsequent determination date, as follows:

• 1st determination date: $10.9500
• 2nd determination date: $11.1875
• 3rd determination date: $11.4250
• 4th determination date: $11.6625
• 5th determination date: $11.9000
• 6th determination date: $12.1375
• 7th determination date: $12.3750
• 8th determination date: $12.6125

• 9th determination date: $12.8500
• 10th determination date: $13.0875
• 11th determination date: $13.3250
• 12th determination date: $13.5625
• 13th determination date: $13.8000
• 14th determination date: $14.0375
• 15th determination date: $14.2750
• 16th determination date: $14.5125

Maturity redemption payment:	$14.75
In Examples 1 and 2, the closing level of the underlying index fluctuates over the term of the securities and the closing level of the underlying index is greater than or equal to the initial index value on one of the first sixteen determination dates.  Because the closing level of the underlying index is greater than or equal to the initial index value on one of the first sixteen determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3, 4 and 5, the closing level of the underlying index on the first sixteen determination dates is less than the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.
	Example 1		Example 2
Determination Dates	Hypothetical Closing Level	Early Redemption Payment	Hypothetical Closing Level	Early Redemption Payment
#1	3,000	$10.95	2,000	N/A
#2	N/A	N/A	2,500	N/A
#3	N/A	N/A	3,360	$11.425
#4-#16	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A
Example 1.  The securities are automatically redeemed following the first determination date as the closing level of the underlying index on the first determination date is greater than the initial index value.  Following the first determination date, you will receive the early redemption payment with respect to the first determination date.
In this example, the early redemption feature limits the term of your investment to approximately one year and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be made on the securities.  The total payment on the securities will be $10.95 per security.
Example 2.  The securities are automatically redeemed following the third determination date.  In this example, the securities are redeemed early following the third determination date as this is the first determination date on which the closing level of the underlying index is greater than or equal to the initial index value, even though the closing level is progressively increasing on each successive determination date.  Following the third determination date, you will receive the early redemption payment with respect to the third determination date.
In this example, the early redemption feature limits the term of your investment to approximately 18 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, no further payments will be

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
made on the securities.  Further, although the underlying index has appreciated by 20% from its initial index value on the third determination date, you receive only $11.425 per security per security upon redemption and do not benefit from this appreciation.  The total payment on the securities will be $11.425 per security.
	Example 3	Example 4	Example 5
Determination Dates	Hypothetical Closing Level	Hypothetical Closing Level	Hypothetical Closing Level
#1	1,000	2,000	2,500
#2	1,500	1,500	2,200
#3	2,000	2,100	1,500
#4-#16	Less than initial index value	Less than initial index value	Less than initial index value
Final Determination Date	3,000	2,300	1,400
Payment at Maturity	$14.75	$10.00	$5.00
Example 3.  The securities are not automatically redeemed prior to maturity and the final index value is greater than the initial index value.  Following the final determination date, you will receive the maturity redemption payment with respect to the final determination date.
This example represents the maximum amount payable on the securities, and illustrates that although the closing level of the underlying index has appreciated significantly, the investor’s return is limited to the maturity redemption payment, without any participation in the appreciation of the underlying index.  The total payment on the securities will be $14.75 per security.
Example 4.  The securities are not automatically redeemed prior to maturity.  The final index value is 2,300, which is less than the initial index value of 2,800, but greater than the downside threshold level of 2,100.  As the final index value is less than the initial index value but greater than or equal to the downside threshold level, you will receive the stated principal amount at maturity.
The total payment on the securities is $10 per $10 stated principal amount security.
Example 5.  The securities are not automatically redeemed prior to maturity.  The final index value is 1,400, which is less than the downside threshold level of 2,100.  As the final index value is less than the downside threshold level, you would receive a payment at maturity equal to the product of the stated principal amount and the index performance factor, calculated as follows:
stated principal amount × (final index value / initial index value) = $10 × (1,400 / 2,800) = $5.00
The total payment on the securities is $5.00 per security, representing a substantial loss on your initial investment.
Although the closing level of the underlying index of the underlying index may have been greater than or equal to the downside threshold level throughout the term of the securities prior to the final determination date, because the final index value is less than the downside threshold level, the investor is fully exposed to the decline in the underlying index.
The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and the “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.
▪	The securities do not pay interest or guarantee the return of any principal, and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and the final index value is less than the downside threshold level, you will be exposed to the decline in the underlying index, as compared to the initial index value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero.
▪	The appreciation potential of the securities is limited. Your potential gain on the securities will be limited to the fixed early redemption payments specified for each determination date (other than the final determination date) or the maturity redemption payment with respect to the final determination date, as applicable, regardless of the appreciation in the value of the underlying index, which may be significant. You may receive a lower payment if the securities are automatically redeemed or at maturity, as the case may be, than you would have if you had invested directly in the underlying index.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Investors will not participate in any appreciation in the value of the underlying index. Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the early redemption payment or the maturity redemption payment, as applicable, that is paid with respect to the first determination date on which the closing level of the underlying index or the final index value, as applicable, is greater than or equal to the initial index value. It is possible that the closing level of the underlying index could be below the initial index value on all of the determination dates prior to the final determination date so that you will receive no early redemption payment, or on the final determination date, so that you will not receive the maturity redemption payment. If you do not receive an early redemption payment or the maturity redemption payment, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.
▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately one year by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index value, the downside threshold level and the final index value and whether the closing level of the underlying index on any determination date (other than the final determination date) is below the initial index value and whether the final index value is below the initial index value and/or the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities

In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	The initial index value will be determined after the pricing date. The initial index value will be determined on March 1, 2016, and you will therefore not know the value of the initial index value until after the pricing date. If the closing level of the underlying index on March 1, 2016 is greater than the closing level of the underlying index on the pricing date, your return on the securities, if any, may be less than it would have been if the initial index level were determined on the pricing date.
▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any

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Auto-Callable Securities due March 3, 2021 Based on the Performance of the EURO STOXX 50® Index Principal at Risk Securities
sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.
The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Secondary trading may be limited” below.
▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the closing level of the underlying index;
o	the time to maturity of the securities;
o	whether the final index value is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.
▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in any payment on the securities.

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▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value, which is the value at or above which the underlying index must close on any determination date in order for you to receive a redemption payment, and, as a result, the downside threshold level, which is the value at or above which the underlying index must close on the final determination date in order for you to avoid being exposed to the negative price performance of the underlying index. Additionally, these hedging or trading activities during the term of the securities could potentially affect the closing level of the underlying index on the determination dates and, accordingly, whether you will be entitled to an early redemption payment on any determination date (other than the final determination date) and the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimum for JPMS’s estimated value.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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EURO STOXX 50® Index Overview
The EURO STOXX 50® Index, consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information on the EURO STOXX 50® Index, see the information set forth under "Equity Index Descriptions ― The EURO STOXX 50® Index" in the accompanying underlying supplement no.1a-I.
Information as of market close on February 25, 2016:
Bloomberg Ticker Symbol:	SX5E
Current Closing Level:	2,877.42
52 Weeks Ago (on 2/25/2015):	3,541.78
52 Week High (on 4/13/2015):	3,828.78
52 Week Low (on 2/11/2016):	2,680.35

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2011 through February 25, 2016.  The graph following the table sets forth the daily closing levels of the underlying index during the same period.  The closing level of the underlying index on February 25, 2016 was 2,877.42.  We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index at any time, including on the determination dates.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of any payment on the securities.
EURO STOXX 50® Index	High	Low	Period End

2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,468.21	3,069.05	3,267.52
2016
First Quarter (through February 25, 2016)	3,178.01	2,680.35	2,877.42

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EURO STOXX 50® Index Historical Performance – Daily Closing Levels January 3, 2011 to February 25, 2016

4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Index Level
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16

Source: Bloomberg

License Agreement with STOXX Limited. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the Licensors), which are used under license. The Buffered PLUS based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement with STOXX Limited” in the accompanying underlying supplement no. 1a-I.

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Additional Information about the Securities
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.

Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:
JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”
JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities.  See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:
For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities.  The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.
Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on

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your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:
The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities.  See “How the Securities Work” and “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “Russell 2000® Overview” in this document for a description of the market exposure provided by the securities.
The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.  JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management.  In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.
We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.
You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.
This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in

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the accompanying product supplement no. 4a-I and in “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.
When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
• Product supplement no. 4a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf
• Underlying supplement no. 1a-I dated November 7, 2014:
http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
• Prospectus supplement and prospectus, each dated February 19, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.
As used in this document, “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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